EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated February 7, 2002, April 1, 2002 as to Note 28 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the modification of accounting for interest income and impairment of beneficial interests in securitization transactions, the accounting for derivative instruments and hedging activities and the revision of certain revenue recognition policies, as discussed in Note 1), appearing in the Annual Report on Form 10-K of Cendant Corporation of the year ended December 31, 2001.

/s/    Deloitte & Touche LLP

May 30, 2002